Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement of First Keystone Corporation on Form S-4 and the related proxy statement/prospectus, of our report dated February 20, 2007 related to the financial statements of Pocono Community Bank as of December 31, 2006 and 2005 and for each of three years in the period ended December 31, 2006, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Parente Randolph, LLC

Wilkes-Barre, Pennsylvania
August 20, 2007